EXHIBIT 99
NEWS:
The Sherwin-Williams Company • 101 Prospect Avenue, N.W. •
Cleveland, Ohio 44115 • (216) 566-2140
The Sherwin-Williams Company Reports 2008 Year-End Financial Results
➢ Consolidated net sales for the year were $7.98 billion

➢ Diluted net income per common share was $4.00 per share, including asset impairment charges of $.31 per share

➢ Year-end accounts receivable plus inventories less accounts payable to sales improved to 11.2% compared to 12.7% last year

➢ Net operating cash in the year was $864.4 million, or 10.8% of sales

➢ Added 43 net new domestic and international store locations
CLEVELAND, OHIO, January 22, 2009 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the year and fourth quarter ended December 31, 2008. Consolidated net sales decreased 0.3% to $7.98 billion in the year and 8.3% to $1.70 billion in the quarter due primarily to sales volume declines resulting from worsening U.S. and foreign economic conditions. Three acquisitions completed during 2008 and seven acquisitions completed throughout 2007 increased consolidated net sales 1.9% in the year. Four acquisitions increased consolidated net sales 0.7% in the fourth quarter of 2008. Favorable currency translation rate changes increased consolidated net sales 0.4% in the year, and unfavorable rate changes decreased consolidated net sales 2.8% in the quarter.
Diluted net income per common share in the year decreased 14.9% to $4.00 per share from $4.70 per share in 2007, including asset impairment charges totaling $.31 per share in 2008 and $.08 per share in 2007. The combination of acquisitions and currency translation rate changes had no material impact on diluted net income per common share in the year. Diluted net income per common share was $.42 per share in the quarter compared to $.80 per share a year ago, including asset impairment charges of $.18 per share in fourth quarter 2008 and $.08 per share in fourth quarter 2007.
Net sales in the Paint Stores Group decreased 2.4% in the year to $4.83 billion and 8.8% in the quarter to $1.04 billion due to decreased paint volume sales that were partially offset by selling price increases. Acquisitions completed in 2007 increased sales in the year by 1.8% with no impact in the quarter. Net sales from stores open for more than twelve calendar months decreased 5.3% in the year and 10.0% in the quarter. Paint Stores Group segment profit decreased 15.5% in the year and decreased 28.2% in the quarter due primarily to lower sales and asset impairment charges. Increased asset impairment charges of $42.7 million in the year and $22.3 million in the quarter reduced Paint Stores Group segment profit by 5.6% and 14.2% in the year and quarter, respectively. Acquisitions during 2007 reduced this Group’s segment profit by 0.6% in the year with no impact in the quarter. Effective expense control offset a portion of the segment profit reduction caused by lower volume sales in the year and quarter.

Net sales of the Consumer Group decreased 3.0% to $1.27 billion in the year and 7.1% to $245.6 million in the quarter. The sales declines were due primarily to sluggish Do-It-Yourself (DIY) demand at most of the Group’s retail customers. Consumer Group segment profit decreased 37.4% in the year and 42.4% in the quarter. Increased asset impairment charges of $6.6 million in the year and $3.8 million in the quarter reduced Consumer Group segment profit by 3.6% and 22.2% in the year and quarter, respectively. Stringent expense control and price increases could not fully offset raw material cost increases and higher manufacturing direct conversion costs resulting from reduced production demand. A 2007 acquisition and two acquisitions in 2008 had no significant effect on this Group’s net sales or segment profit.
Net sales of the Global Finishes Group increased 7.8% in the year to $1.87 billion and decreased 7.9% to $414.4 million in the quarter when stated in U.S. dollars. Acquisitions increased this Group’s net sales in U.S. dollars by 3.3% in the year and 2.6% in the quarter. Sales volume gains in the year were tempered by sales volume declines in the quarter from deteriorating economic conditions. Favorable currency translation rate changes in the year increased net sales of the Global Finishes Group by 1.7% while unfavorable rate changes in the quarter decreased net sales of the Group by 9.7%. The Global Finishes Group’s segment profit decreased 5.3% in the year and 44.5% in the quarter. Segment profit stated in local currency decreased 8.2% in the year and 29.0% in the quarter. The Global Finishes Group’s segment profit in the year was unfavorably impacted by increased raw material costs that could not be fully offset by increased volume, selling price increases and improved operating efficiencies related to additional manufacturing volume. In the quarter, decreasing sales and production volumes were partially offset by tight expense control. Acquisitions increased segment profit by 1.4% of net sales in the year and decreased segment profit by 1.0% in the quarter. Compared to 2007, this Group’s segment profit was favorably impacted by a reduction in asset impairment charges of $10.8 million in the year, or 5.9%, and $11.6 million in the quarter, or 16.0%.
The Company purchased 250,000 shares of its common stock in the quarter and 7.25 million shares in the year. The Company had remaining authorization at December 31, 2008 to purchase 19.75 million shares.
Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “Our Company, like many other companies, is experiencing an accelerating rate of decline in the U.S. and global economies. During the first nine months of 2008, the unprecedented downturn in the U.S. housing market severely depressed paint demand in the domestic new residential, residential repaint, and DIY markets. During the fourth quarter, the demand contraction in the end markets we serve became more severe and widespread as the U.S. economy rapidly deteriorated further and global economies quickly weakened. We will continue to manage our business through the economic turmoil and challenging market conditions to position ourselves for sales and profit growth when the U.S. and global economies begin to rebound.
“Our Paint Stores Group managed to mitigate the negative impact of paint sales volume declines with SG&A expense control without sacrificing their continued delivery of superior customer service. Throughout the year, our Consumer Group has been absorbing raw material costs increases that could not be immediately passed on to their customers and negative manufacturing variances resulting from lower sales volume through their own customer channels as well as the Paint Stores Group. The Consumer Group remains focused on improving their productivity and service levels. Our foreign business units in the Global Finishes Group maintained strong sale volumes and pricing through the first nine months of the year but were negatively impacted in the fourth quarter by the rapidly weakening global economic environment. We are pleased with the efforts of our operating segments to curtail spending, reduce working capital and realize maximum cash generation.

“The current economic environment has caused the pre-existing credit crisis to worsen. We will continue to manage our accounts receivable and working capital to balance our needs and risk with our business strategies. At the end of the year, our working capital (accounts receivable plus inventories minus accounts payable) was $121.3 million below the end of last year and down as a percent to twelve month sales to 11.2% from 12.7% last year. Our net operating cash in the year was $864.4 million compared to $874.5 million in 2007. This year’s net operating cash was negatively impacted by a reduction in net income of $138.7 million that was partially offset by a year-over-year decrease in working capital. We expect to continue to generate strong net operating cash flow in part by maintaining control over working capital. We will prudently manage our use of operating cash and reduce our debt as deemed desirable to help maintain our financial stability through the end of the current economic instability.
“We continued to invest in our business in 2008 by expanding the Paint Stores Group’s U.S. controlled distribution network, adding 100 new stores while closing 79 for a net addition of 21 stores, finishing the year with 3,346 stores in operation. Our Global Finishes Group continued its investment in distribution by opening 37 new stores while closing 15 for a net addition of 22 stores.
“We anticipate that the deterioration of the U.S. and global economies experienced in 2008 will continue to worsen in 2009, although the rate of decline may moderate somewhat over the course of the year. We see no immediate, meaningful improvement ahead in the end markets we serve, and we are unable to predict when any noticeable improvement will occur. Therefore, in the first quarter of 2009, relying on indicators we see at this time, we anticipate that consolidated net sales will decrease by a high-single-to-low-teens percentage versus the first quarter of 2008. At that anticipated sales level, we estimate diluted net income per common share in the first quarter of 2009 will be in the range of $.05 to $.25 per share compared to $.64 per share earned in the first quarter of 2008. For the full year 2009, all indications at this time are that consolidated net sales will fall below 2008 by a low-to-middle single-digit percentage. With annual sales at that reduced level, we anticipate diluted net income per common share for 2009 will be in the range of $3.00 to $4.00 per share compared to $4.00 per share earned in 2008.”
The Company will conduct a conference call to discuss its financial results for the fourth quarter and year 2008, and its outlook for the first quarter and full year 2009, at 11:00 a.m. ET on Thursday, January 22, 2009. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the January 22nd release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Wednesday, February 11, 2009 at 5:00 p.m. ET.
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® WaterSeal® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 3,000 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 30 countries around the world. For more information, visit www.sherwin.com.

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This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contacts:
Robert Wells
Vice President — Corporate Communications and Public Affairs
Sherwin-Williams
Direct: 216.566.2244
rjwells@sherwin.com
Mike Conway
Director — Corporate Communications and Investor Relations
Sherwin-Williams
Direct: 216.515.4393
Pager: 216.422.3751
mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
Thousands of dollars, except per share data	2008	2007	2008	2007
Net sales	$1,699,842	$1,853,884	$7,979,727	$8,005,292
Cost of goods sold	914,942	1,021,282	4,480,927	4,406,365
Gross profit	784,900	832,602	3,498,800	3,598,927
Percent to net sales	46.2%	44.9%	43.8%	45.0%
Selling, general and administrative expenses	633,537	642,048	2,643,580	2,597,121
Percent to net sales	37.3%	34.6%	33.1%	32.4%
Other general expense — net	19,394	7,321	19,319	17,530
Impairment of trademarks and goodwill	30,692	16,123	54,604	16,123
Interest expense	14,678	19,215	65,684	71,630
Interest and net investment income	(1,607)	(1,508)	(3,930)	(14,099)
Other expense (income) — net	9,074	(2,560)	5,068	(2,321)

Income before income taxes	79,132	151,963	714,475	912,943
Income taxes	28,966	51,143	237,599	297,365

Net income	$50,166	$100,820	$476,876	$615,578

Net income per common share:
Basic	$0.43	$0.82	$4.08	$4.84

Diluted	$0.42	$0.80	$4.00	$4.70

Average shares outstanding — basic	115,794,514	122,226,704	116,835,433	127,222,007

Average shares and equivalents outstanding - diluted	118,398,926	125,615,974	119,343,229	130,924,690

Reclassifications of certain 2007 amounts have been made between Cost of goods sold, Impairment of trademarks and goodwill, and Selling, general and administrative expenses to conform with the 2008 presentation.
Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the January 22nd release.